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                                                                   EXHIBIT 10.36

                                CellStar, Ltd.
                            CellStar Telecom, Inc.



                               December 18, 1998



Mr. David Topp

Ms. Dora Topp

Ms. Risia Topp Wine

Mr. Mark Topp

Mr. Frederick J. Pollak

Topp Telecom, Inc.
8200 N.W. 27th Street
Suite 118
Miami, Florida 33122

     Re:  Amendment to September 1st Letter Agreement

Dear F.J.:

     This amendment ("Amendment") to the Letter of Agreement dated September 1, 1998, (together with each of the documents, instruments and agreements executed and delivered in connection therewith, the "September 1st Letter Agreement") is entered into by and among CellStar, Ltd. ("CellStar"), CellStar Telecom, Inc. ("CellStar Telecom") (CellStar and CellStar Telecom are hereinafter sometimes collectively referred to as the "CellStar Parties"), Topp Telecom, Inc. ("Topp Telecom"), David Topp, Dora Topp, Risia Topp Wine, Mark Topp and F. J. Pollak (Topp Telecom, David Topp, Dora Topp, Risia Topp Wine and Mark Topp and F. J. Pollak are hereinafter sometimes collectively referred to as the ("Topp Parties"). The CellStar Parties and the Topp Parties hereinafter collectively referred to as the "Amendment Parties"). Each capitalized term contained but not defined herein shall have the meaning ascribed to it in the September 1st Letter Agreement.

     In consideration of the mutual promises contained herein, the execution of a separate letter agreement of even date herewith executed by the Amendment Parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned Amendment Parties hereby agree as follows:
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Amendment
December 18, 1998
Page 2 of 5

     1. The Distribution and Fulfillment Agreement by and between CellStar and Topp Telecom dated as of the 15th day of September 1997 (the "Distribution Agreement") as amended by that certain Amendment to Distribution and Fulfillment Agreement dated as of September 1, 1998 between CellStar and Topp Telecom (the "Amendment to Distribution Agreement") is hereby further amended so as to permit CellStar to sell cellular telephone products incorporating the Handset Technology (as hereinafter defined), on a royalty free basis directly to any purchasers or customers, including, without limitation, to customers to which Topp Telecom has sold cellular telephone products in the past (the Distribution Agreement, as amended by the Amendment to Distribution Agreement, hereinafter referred to as the "Amended Distribution Agreement"). For purposes of this Amendment, "Handset Technology" shall mean certain technology developed by Topp Telecom by which cellular telephone handsets can be programmed with software for operating the handset on a prepaid basis and Topp Telecom is the owner of all copyrights and all other intellectual property rights in connection therewith. CellStar agrees to provide Topp Telecom with copies of all customer invoices within three (3) business days of date of invoice, identifying the purchase order to which each invoice relates.

     The sale price for each cellular telephone sold by CellStar pursuant to this Section 1 shall be set solely by Topp Telecom and shall include a guaranteed profit margin for CellStar of the greater of (i) eight percent of CellStar's net cost after all rebates, mdf, co-op or other incentives that are paid to CellStar by the manufacturer in connection with the purchase of each such telephone, or (ii) $9.00 for each telephone (such profit margin hereinafter referred to as the "CellStar Fee"). The CellStar Fee is compensation for the costs of freight-in, freight-out, packaging, welcome kit insertion and labeling. Topp Telecom shall pay to CellStar a separate reasonable compensation for any other services CellStar performs with respect to each such telephone as may be mutually agreed to by Topp Telecom and CellStar. CellStar shall receive and process cellular telephones returned by Topp Telecom customers for no additional charge to Topp Telecom; provided, however that any costs incurred by CellStar for disposal or return to the manufacturer (including, but not limited to freight costs) which are not otherwise reimbursed by the manufacturer shall be reimbursed by Topp Telecom promptly upon presentation by CellStar to Topp Telecom of an invoice therefor. CellStar and Topp agree to use reasonable efforts to obtain reimbursement from the manufacturer for all such costs. If the number of returned telephones exceeds fifteen percent (15%) of the total number of telephones sold by CellStar to Topp customers during any calendar quarter, CellStar and Topp will meet to discuss returns and both parties agree to work in good faith to either reduce the number of returns to a mutually acceptable level or agree on a new CellStar Fee to reflect the increased receipt and processing costs. CellStar and Topp agree to jointly define and execute a process to notify Topp of returned phones.

     Upon reasonable notice from Topp Telecom, CellStar shall make available to Topp Telecom for inspection CellStar's invoices from its suppliers of the telephones sold under this Section. Topp Telecom agrees that any such disclosure of CellStar's suppliers' invoices shall be maintained by it in the strictest confidence and that it shall not disseminate any of such information to anyone at any time, unless otherwise required by law. Any amount received by CellStar from the customer which exceeds CellStar's net cost for such telephone plus the CellStar Fee shall be for Topp Telecom's credit and shall be credited once a month, but only for those sales for which CellStar actually receives payment from the telephone purchaser. In the event the amount received by CellStar from the customer is less than CellStar's net cost plus the CellStar Fee, CellStar shall debit Topp Telecom for the difference between the amount received and CellStar's net cost plus the CellStar Fee. CellStar shall send Topp Telecom a detailed invoice after the close of each calendar month, providing all credits and debits related to this Section and if the net result is a credit to Topp, then
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Amendment
December 18, 1998
Page 3 of 5

CellStar shall send Topp Telecom a check for the amount of such credit by the end of the calendar month in which such detailed invoice is rendered. In the event the net result is a debit, then Topp Telecom shall pay such amount by the end of the calendar month in which such detailed invoice is rendered.

     The Amendment Parties agree that in consideration of CellStar's agreement to sell cellular telephone products incorporating the Handset Technology directly to purchasers and thereby conserve Topp Telecom's cash, Topp Telecom agrees that, during the term of the Distribution Agreement, all telephones that will be activated on its Tracfone program will originate from shipments by CellStar, excluding Motorola and Nokia OEM cellular or PCS telephones that are sold by Radio Shack. CellStar and Topp agree to adjust the CellStar Fee from time to time to reflect competitive rates provided by comparable distributors in the marketplace for comparable services.

     2. The Amendment Parties agree to settle any and all disputes relating to pricing adjustments on sales of cellular telephone products through November 30, 1998 made by CellStar to Topp pursuant to the Amended Distribution Agreement, including, without limitation, the Outstanding Claims (as that term is defined in that certain Amendment to Distribution Agreement), by CellStar crediting the sum of US$1,647,000 against the outstanding principal under the Note. The Amendment Parties hereby agree that this principal reduction shall be credited retroactively against the principal balance as of September 1, 1998. CellStar also agrees to credit US$100,000 against interest due as of November 15, 1998.

     3. Topp Telecom acknowledges that CellStar is currently holding in inventory certain pre-paid pagers having a cost of approximately $554,000 and certain pre-paid re-charge cards having a cost of approximately $191,000 which were ordered by CellStar as dedicated inventory for Topp Telecom (the "Dedicated Inventory"). Topp Telecom hereby agrees to use its best reasonable efforts to assist CellStar in obtaining a purchaser for the Dedicated Inventory. In the event CellStar is unable to sell the Dedicated Inventory or return such Dedicated Inventory to the manufacturer for a refund in an amount equal to its cost for such product within 120 days following the date of this Amendment, Topp agrees to reimburse CellStar for fifty percent (50%) of the loss incurred by CellStar on such sale or return within fifteen (15) days following such sale or return.

     4. CellStar hereby agrees that, to the extent that a Performance Event (as such term is defined in the Promissory Note (the "Note") dated as of September 1, 1998 executed by Topp Telecom and payable to CellStar) has or may be deemed to have occurred, or may occur prior to February 15, 1999, it shall waive its right to act upon any such Performance Event until February 15, 1999.
CellStar's agreement herein shall not be deemed to constitute a waiver of any such Performance Event or other default under the terms of the Note.

     5. The Topp Parties agree that Topp Telecom and its operations and business may be reviewed and audited from time to time by CellStar's internal auditors and by independent certified public accountants appointed by CellStar, whether in complete or partial audits or reviews, upon five (5) days written notice to Topp Telecom, and the Topp Parties agree to cooperate fully with any such audits and provide any documents, records, personnel and other information and cooperation as may be reasonably requested by CellStar to effect such reviews and audits.
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Amendment
December 18, 1998
Page 4 of 5

     6. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the principles of conflicts of laws thereunder.

     7. Except as expressly modified or amended hereby, the September 1st Letter Agreement and each of the agreements, instruments and documents executed in connection therewith, are hereby ratified and reaffirmed, and remain in full force and effect. To the fullest extent possible, this Amendment shall be interpreted to be consistent with the September 1st Letter Agreement; however, to the extent they are in conflict, the provisions of this Amendment shall control.

     8. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and each of their respective successors and permitted assigns.

     9. This Amendment may be executed in any number of counterparts, with each counterpart constituting an original, but altogether constituting but one and the same agreement.

     10. In the event that there shall be any dispute relating to or arising out of or in connection with this Amendment, the prevailing party shall be entitled to recover from each of the other adverse parties thereto, jointly and severally, attorneys fees and costs incurred, at all levels.

     11. This Amendment has been drafted with the suggestions and revisions of all parties hereto and should not be construed more strictly against one party than against any other.

     12. Each party hereto agrees to execute and deliver, upon the request of any other party hereto and in addition to the documents to be delivered pursuant hereto, such documents as may be reasonably necessary to evidence or effectuate the terms and conditions of this Amendment and to comply with applicable law.

     13. This writing recites the Amendment Parties' entire understanding of all of the terms of their agreement to amend the September 1st Letter Agreement.

     14. This Amendment may not be amended or modified except pursuant to a written instrument executed by all parties hereto.

     15. CellStar and Topp Telecom have executed this Amendment on the date first set forth above. The Amendment Parties agree that each of the Topp Parties shall execute and deliver fully executed counterpart originals of this Amendment to CellStar within three (3) business days from the date hereof, failing which this Amendment shall be null and void and of no further effect.
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Amendment
December 18, 1998
Page 5 of 5

     If the foregoing terms and conditions are acceptable to you, please indicate your acknowledgment and agreement by executing this Amendment in the space provided therefor below.

Very truly yours,

CellStar, Ltd.                          CellStar Telecom, Inc.
By:  National Auto Center, Inc.
Its: General Partner

/s/ RICHARD M. GOZIA                    /s/ RICHARD M. GOZIA
----------------------------------      -----------------------------------
By:  Richard M. Gozia                   By:  Richard M. Gozia
Its: President                          Its: President

Accepted and Agreed to this
18th day of December, 1998, by:

Topp Telecom, Inc.

/s/ F. J. POLLAK
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By:  F. J. Pollak
Its: President and CEO

/s/ DAVID TOPP
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David Topp

/s/ DORA TOPP
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Dora Topp

/s/ RISIA TOPP WINE
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Risia Topp Wine

/s/ MARK TOPP
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Mark Topp

/s/ F. J. POLLAK
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F. J. Pollak